EXHIBIT 99.1

THERMOGENESIS CORP. ANNOUNCES RECORD QUARTER REVENUES AND FISCAL FIRST QUARTER 2007 RESULTS

Fiscal Q1 2007 Net Revenues Up 103% versus Fiscal Q1 of 2006; Fiscal Q1 2007 Net Loss Reduced by 46% versus Fiscal Q1 of 2006

RANCHO CORDOVA, CA. (November 8, 2006) – ThermoGenesis Corp. (Nasdaq: KOOL), a company that develops and markets enabling technologies for cord blood stem cell therapy and surgical wound care, today announced results and operational highlights for its first quarter of fiscal 2007.

For the quarter ended September 30, 2006, ThermoGenesis reported record net revenues of $4,305,000 compared to net revenues of $2,116,000 in the first quarter of fiscal 2006, an increase of 103%. For the three months ended September 30, 2006, ThermoGenesis reported a net loss of $(1,096,000) or $(0.02) per basic and diluted common share compared to $(2,016,000) or $(0.04) per basic and diluted common share for the three months ended September 30, 2005.

ThermoGenesis’ Cell Therapy revenues generated $3,198,000 for the three months ended September 30, 2006, an increase of 120% compared to $1,454,000 in the corresponding fiscal 2006 period. Surgical Wound Care revenues increased by 325% to $639,000 over the prior year same quarter.

Cell Therapy – World’s Largest Family Cord Blood Bank Adopts ThermoGenesis’ AutoXpress Cord Blood Stem Cell Processing Technology

In August 2006, GE Healthcare and Cord Blood Registry (CBR), the world's largest family cord blood bank, announced a multi-year contract to supply CBR with ThermoGenesis' AutoXpress (AXP™) cord blood processing system and disposables and ThermoGenesis signed a Product Development and Supply Assurance Agreement with CBR which assures the supply of AutoXpress products for a 15-year period.

“ThermoGenesis’ achievements during the quarter illustrate our continuing progress in transitioning to a market-driven commercial business that generates recurring revenues through our distribution partnerships,” stated ThermoGenesis’ Chairman and Chief Executive Officer, Philip H. Coelho. “Both the largest public and private cord blood stem cell banks in the world now have AutoXpress supply contracts with our distribution partner GE Healthcare, helping validate our automated cord blood stem cell processing technology as an emerging industry standard. We recently scaled-up production for volume shipments of our AutoXpress disposable bag sets to fulfill orders from GE Healthcare, and our management team is committed to ensuring fulfillment of all orders from our distribution partner to drive ThermoGenesis’ future revenue growth.”

Surgical Wound Care – Biomet Biologics Expands Alliance with ThermoGenesis

In August 2006, ThermoGenesis signed an agreement with Biomet Biologics, Inc. to produce a fibrinogen disposable that, in combination with Biomet’s Clotalyst, makes fibrin sealant from the patient’s own blood in the operating room in approximately 30 minutes for surgeries that require 6 ml, or less, of fibrin sealant. Under this agreement, Biomet Biologics will pay ThermoGenesis up to $1.1 million in milestone payments to develop the intra-operative fibrinogen disposable and additional revenues upon commencement of sales.

“We are pleased that our distribution partner, Biomet Biologics, expanded our alliance so that we can develop this unique, autologous surgical product for the $450 million world-wide fibrin sealant market, said Kevin Simpson, President, General Manager of Surgical Wound Care for ThermoGenesis. “We believe this new agreement validates ThermoGenesis as a technology leader in the fibrin sealant market and look forward to continuing to grow our relationship with Biomet.”

ThermoGenesis submitted its CryoSeal premarketing application (PMA) to the U.S. Food and Drug Administration (FDA) in January 2006.

“ThermoGenesis is currently working with our contract research organization to answer the FDA’s most recent round of questions and expect to submit all answers to the agency before the end of 2006,” Simpson said. “Given historic response times for similar situations, we would expect the agency to respond within a reasonable period of time thereafter.”

First Quarter Financial Detail

For the quarter ended September 30, 2006, ThermoGenesis reported net revenues of $4,305,000 compared to net revenues of $2,116,000 in the first quarter of fiscal 2006, an increase of 103%.

For the quarter ended September 30, 2006, ThermoGenesis reported a net loss of $(1,096,000) or $(0.02) per basic and diluted common share compared to $(2,016,000) or $(0.04) per basic and diluted common share for the first quarter of fiscal 2006.

Gross margin on net revenue was 40% for the quarter ended September 30, 2006, compared to 28% for the comparable period in fiscal 2006. The improvement in gross margin is due to the increase in volume of Cell Therapy devices, both BioArchive and AXP and the increase in revenues from higher margin licenses and milestone payments.

Selling, general and administrative expenses for the quarter ended September 30, 2006 were $2,312,000, compared to $1,584,000 in the comparable fiscal 2006 period. The increase was primarily due to recruiting expenses and an increase in stock compensation charges.

Research and development expenses for the quarter ended September 30, 2006 were $962,000, versus $1,073,000 for the comparable period of fiscal 2006. Lower spending was driven primarily by a reduction in costs associated with design and development services for the AutoXpress System, which was launched during fiscal 2006 and a decrease in clinical trial costs related to the completed CryoSeal FS human clinical trial.

At September 30, 2006, ThermoGenesis had $38.4 million in cash, cash equivalents, and short-term investments compared to $39.0 million at June 30, 2006.

Company Conference Call

Management will host a conference call today, November 8, 2006 at approximately 11:00 AM (PT) /2:00 PM (ET) to review the first quarter financial results and other corporate events, followed by a Q&A session. Participants are asked to call in approximately 5 minutes before the conference call begins.

Conference call details:

Date:	Wednesday, November 8, 2006
Time:	11:00 AM (PT) / 2:00 PM (ET)
Dial-in (U.S.):	800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days. To access the replay:

Access number (U.S.):	877-344-7529
Access number (International):	412-317-0088
Conference ID#:	“385107”

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

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The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

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The AutoXpress System™ (AXP™), is a newly developed semi-automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress System.

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The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. Enrollment in a 150-patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community.

•

The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2007, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2007. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

ThermoGenesis Corp.

Web site: http://www.ThermoGenesis.com

Contact: Fern Lazar of Lazar Partners

+1-212-867-1762

THERMOGENESIS CORP.
Condensed Balance Sheets
(Unaudited)

	September 30,	June 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,675,000	$3,527,000
Short term investments	$31,697,000	35,472,000
Accounts receivable, net	3,349,000	3,773,000
Inventories	3,231,000	2,792,000
Other current assets	418,000	462,000

Total current assets	45,370,000	46,026,000

Equipment, net	1,446,000	1,489,000

Other assets	96,000	88,000

	$46,912,000	$47,603,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,918,000	$1,931,000
Other current liabilities	1,915,000	1,753,000

Total current liabilities	3,833,000	3,684,000

Long-term liabilities	1,775,000	1,947,000

Stockholders' equity	41,304,000	41,972,000

	$46,912,000	$47,603,000

THERMOGENESIS CORP.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,
	2006	2005

Net revenues	$4,305,000	$2,116,000

Cost of revenues	2,593,000	1,529,000

Gross profit	1,712,000	587,000

Expenses:
Selling, general and administrative	2,312,000	1,584,000

Research and development	962,000	1,073,000

Total operating expenses	3,274,000	2,657,000

Interest and other income, net	466,000	54,000

Net loss	($1,096,000)	($2,016,000)

Basic and diluted net loss per common share	$ (0.02)	$ (0.04)

Shares used in computing per share data	54,903,767	45,917,502